Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-262557

Pricing Supplement dated September 11, 2023 to the
Prospectus Supplement dated March 4, 2022 and
Prospectus dated March 4, 2022
The Toronto-Dominion Bank $2,139,000 Callable Fixed Rate Notes Due September 13, 2028
The Toronto-Dominion Bank (“TD” or “we”) has offered the Callable Fixed Rate Notes due September 13, 2028 (the “Notes”) described below.
CUSIP / ISIN: 89114XBJ1 / US89114XBJ19
The Notes will accrue interest at a fixed rate of 6.15% per annum from and including the Issue Date to but excluding the Maturity Date.
TD will pay interest on the Notes quarterly on the 13th calendar day of each March, June, September and December (each, an “Interest Payment Date”), commencing on December 13, 2023 and ending on the Maturity Date or Optional Redemption Date (if applicable).
TD may, at its option, elect to redeem the Notes in whole, but not in part, quarterly on the 13th calendar day of each March, June, September and December (each, an “Optional Redemption Date”), upon five Business Days’ prior written notice, commencing on September 13, 2024 and ending on the Interest Payment Date immediately preceding the Maturity Date. Any payments on the Notes are subject to the credit risk of TD. The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation (the “CDIC”), the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States.
The Notes are bail-inable debt securities (as defined in the prospectus) and subject to conversion in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of TD or any of its affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”) and to variation or extinguishment in consequence, and subject to the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the Notes. See “Description of the Debt Securities―Special Provisions Related to Bail-inable Debt Securities”, “Canadian Bank Resolution Powers” and “Risk Factors—Risks Related to the Bank’s Bail-inable Debt Securities” in the accompanying prospectus.
The Notes will not be listed or displayed on any securities exchange or any electronic communications network.
Investment in the Notes involves a number of risks. See “Additional Risk Factors” beginning on page P-6 of this pricing supplement, “Risk Factors” beginning on page S-4 of the prospectus supplement dated March 4, 2022 (the “prospectus supplement”) and “Risk Factors” beginning on page 1 of the prospectus dated March 4, 2022 (the “prospectus”).
Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement, the prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
We will deliver the Notes in book-entry only form through the facilities of The Depository Trust Company on the Issue Date, against payment in immediately available funds.
	Original Offering Price(1)(2)	Underwriting Discount(2)	Proceeds to TD(2)
Per Note	$1,000.00	$10.8471(3)	$989.1529(3)
Total	$2,139,000.00	$23,201.95	$2,115,798.05
(1)
The Original Offering Price for an eligible institutional investor and an investor purchasing the Notes in a fee-based advisory account varied based on then-current market conditions and the negotiated price determined at the time of each sale; provided, however, the Original Offering Price for such investors was not less than $991.40 per Note and was not more than $1,000 per Note. The Original Offering Price for such investors reflects a foregone selling concession with respect to such sales.

(2)
TD Securities (USA) LLC (“TDS”) will receive an Underwriting Discount of up to $12.10 (1.21%) per Note and, from such Underwriting Discount, will allow a portion of that amount to Wells Fargo Securities, LLC (“Wells Fargo Securities” and, together with TDS, the “Agents”). The Agents may allow selected dealers a selling concession of up to $8.60 per Note depending on market conditions that are relevant to the value of the Notes at the time an order to purchase the Notes is submitted to the agent. Dealers who purchase the Notes for sales to eligible institutional investors and fee-based advisory accounts may forgo some or all selling concessions. Such securities dealers may include Wells Fargo Advisors (“WFA”, the trade name of the retail brokerage business of Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), an affiliate of Wells Fargo Securities. The per Note Underwriting Discount in the table above represents the average Underwriting Discount payable per Note. The total Underwriting Discount in the table above gives effect to the actual proceeds to TD. See “Supplemental Plan of Distribution (Conflicts of Interest)” in the prospectus supplement for further information including information regarding how we may hedge our obligations under the Notes and offering expenses. Wells Fargo Securities, LLC, a wholly owned subsidiary of Wells Fargo & Company, is an agent for the distribution of the Notes and is acting as principal. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

(3)	Rounded to the nearest hundredth of a cent.

TD Securities (USA) LLC	Wells Fargo Securities, LLC

Callable Fixed Rate Notes Due September 13, 2028

Summary
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the prospectus supplement and the prospectus.
Issuer:	The Toronto-Dominion Bank (“TD” or the “Bank”)
Issue:	Senior Debt Securities, Series D
Original Offering Price:
$1,000 per Note; provided that the Original Offering Price for an eligible institutional investor and an investor purchasing the Notes in a fee-based advisory account will vary but will not be less than $991.40 per Note and will not be more than $1,000 per Note. Because the Original Offering Price for eligible institutional investors and investors purchasing the Notes in a fee-based advisory account will vary as described in footnote 1 on the cover hereof, the price such investors pay for the Notes may be higher than the prices paid by other eligible institutional investors or investors in fee-based advisory accounts based on then-current market conditions and the negotiated price determined at the time of each sale. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.

Type of Note:	Callable Fixed Rate Notes
CUSIP / ISIN:	89114XBJ1 / US89114XBJ19
Agents:
TD Securities (USA) LLC (“TDS”) and Wells Fargo Securities, LLC (“Wells Fargo Securities” and, together with TDS, the “Agents”). TDS will purchase the Notes from TD at the Original Offering Price less an Underwriting Discount of up to the Underwriting Discount set forth on the cover hereof and will allow a portion of that amount to Wells Fargo Securities. The Agents may resell the Notes to other securities dealers, including securities dealers acting as custodians, at the Principal Amount less a concession not in excess of $8.60 per Note. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.

Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof.
Principal Amount & Denominations:	$1,000 per Note. The Notes will be issued in denominations of $1,000 per Note and integral multiples of $1,000 in excess thereof.
Issue Price:	100% of the Principal Amount per Note
Pricing Date:	September 11, 2023
Issue Date:	September 13, 2023, which is the second DTC settlement day following the Pricing Date.
Maturity Date:
September 13, 2028, subject to Optional Redemption by TD, as set forth below under “Optional Redemption” prior to the Maturity Date. The Notes are not subject to repayment at the option of any holder of the Notes prior to the Maturity Date.

Payment at Maturity:	100% of the Principal Amount of your Notes plus any accrued and unpaid interest.
Interest Rate:	6.15% per annum, payable on each Interest Payment Date, in arrears
Interest Payment Dates:
Quarterly, on the 13th calendar day of each March, June, September and December, commencing on December 13, 2023 and ending on the Maturity Date or Optional Redemption Date (if applicable). If a scheduled Interest Payment Date is not a Business Day, interest payments will be paid on the next following Business Day without any adjustment to the Interest Payment or any Interest Period.

TD Securities (USA) LLC		Wells Fargo Securities, LLC
P-2

Interest Period:
With respect to an Interest Payment Date, the period from, and including, the previous Interest Payment Date (or the Issue Date in the case of the first Interest Payment Date) to, but excluding, the next applicable Interest Payment Date.

Day Count Fraction:
30/360
For the avoidance of doubt, each month is deemed to have 30 days and each year is deemed to have 360 days. Therefore, each Interest Period will be deemed to have 90 days and each year will be deemed to have 360 days, resulting in equal interest payments for each Interest Period.

Optional Redemption:
The Notes are redeemable by TD, in whole, but not in part, on any Optional Redemption Date at 100% of their Principal Amount together with accrued and unpaid interest (if any) from, and including, the previous Interest Payment Date to, but excluding, the applicable Optional Redemption Date. TD will provide written notice to DTC at least five (5) Business Days prior to the applicable Optional Redemption Date. In the event TD gives notice to DTC of its intention to redeem the Notes, the decision to give such notice will be subject to the prior approval of the Superintendent of Financial Institutions if such redemption would lead to a breach of TD’s Total Loss Absorbing Capacity requirements.

Optional Redemption Dates:
Quarterly, on the 13th calendar day of each March, June, September and December, commencing on September 13, 2024 and ending on the Interest Payment Date immediately preceding the Maturity Date. If an Optional Redemption Date is not a Business Day, then the Notes will be redeemed on the next Business Day and no interest shall be paid in respect of the delay.

Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City.
U.S. Tax Treatment:	The Notes should be treated as fixed rate debt instruments for U.S. federal income tax purposes, as discussed further herein under “Material U.S. Federal Income Tax Consequences”.
Canadian Tax Treatment:
Please see the discussion in the prospectus under “Tax Consequences—Canadian Taxation”, which applies to the Notes. In addition to the assumptions, limitations and conditions described therein, such discussion assumes that no amount paid or payable to a Non-resident Holder in respect of the Notes will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Canadian Tax Act (as defined in the prospectus) contained in proposals to amend the Canadian Tax Act released by the Minister of Finance (Canada) on April 29, 2022 (the “Hybrid Mismatch Proposals”). Investors should note that the Hybrid Mismatch Proposals are in consultation form, are highly complex, and there remains significant uncertainty as to their interpretation and application. There can be no assurance that the Hybrid Mismatch Proposals will be enacted in their current form, or at all. We will not pay any additional amounts as a result of any withholding required by reason of the Hybrid Mismatch Proposals.

Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or any electronic communications network.
Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg) as described under “Description of the Debt Securities—Forms of the Debt Securities” and “Ownership, Book-Entry Procedures and Settlement” in the prospectus.

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Listing” above and the terms appearing under the caption “Description of the Notes We May Offer” in the prospectus supplement, as modified by this pricing supplement.

Canadian Bail-in Powers:
The Notes are bail-inable debt securities (as defined in the prospectus) and subject to conversion in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”) and to variation or extinguishment in consequence, and subject to the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the Notes. See “Description of the Debt Securities―Special Provisions Related to Bail-inable Debt Securities”, “Canadian Bank Resolution Powers” and “Risk Factors—Risks Related to the Bank’s Bail-inable Debt Securities” in the prospectus for a description of provisions and risks applicable to the Notes as a result of Canadian bail-in powers.

TD Securities (USA) LLC		Wells Fargo Securities, LLC
P-3

Agreement with Respect to the Exercise of Canadian Bail-in Powers:
By its acquisition of an interest in any Note, each holder or beneficial owner of that Note is deemed to (i) agree to be bound, in respect of the Notes, by the CDIC Act, including the conversion of the Notes, in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the CDIC Act and the variation or extinguishment of the Notes in consequence, and by the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the Notes; (ii) attorn and submit to the jurisdiction of the courts in the Province of Ontario with respect to the CDIC Act and those laws; and (iii) acknowledge and agree that the terms referred to in paragraphs (i) and (ii), above, are binding on that holder or beneficial owner despite any provisions in the indenture or the Notes, any other law that governs the Notes and any other agreement, arrangement or understanding between that holder or beneficial owner and the Bank with respect to the Notes.
Holders and beneficial owners of Notes will have no further rights in respect of their bail-inable debt securities to the extent those bail-inable debt securities are converted in a bail-in conversion, other than those provided under the bail-in regime, and by its acquisition of an interest in any Note, each holder or beneficial owner of that Note is deemed to irrevocably consent to the converted portion of the Principal Amount of that Note and any accrued and unpaid interest thereon being deemed paid in full by the Bank by the issuance of common shares of the Bank (or, if applicable, any of its affiliates) upon the occurrence of a bail-in conversion, which bail-in conversion will occur without any further action on the part of that holder or beneficial owner or the trustee; provided that, for the avoidance of doubt, this consent will not limit or otherwise affect any rights that holders or beneficial owners may have under the bail-in regime.
See “Description of the Debt Securities―Special Provisions Related to Bail-inable Debt Securities”, “Canadian Bank Resolution Powers” and “Risk Factors—Risks Related to the Bank’s Bail-inable Debt Securities” in the prospectus for a description of provisions and risks applicable to the Notes as a result of Canadian bail-in powers.

TD Securities (USA) LLC		Wells Fargo Securities, LLC
P-4

Additional Terms of Your Notes
You should read this pricing supplement together with the prospectus, as supplemented by the prospectus supplement, relating to our Senior Debt Securities, Series D, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the prospectus supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” of this pricing supplement and “Risk Factors” of the prospectus supplement and the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
◾	Prospectus dated March 4, 2022: http://www.sec.gov/Archives/edgar/data/947263/000119312522066245/d203088d424b3.htm
◾	Prospectus Supplement dated March 4, 2022: http://www.sec.gov/Archives/edgar/data/947263/000119312522066255/d231177d424b3.htm
Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

TD Securities (USA) LLC		Wells Fargo Securities, LLC
P-5

Additional Risk Factors
The Notes involve risks not associated with an investment in ordinary fixed rate notes. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these risks, please see the prospectus supplement and the prospectus.
Investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.
Risks Relating to Structure and Credit Characteristics
Because the Notes Accrue Interest at a Fixed Interest Rate, the Amount of Interest Payable on Your Notes on Each Interest Payment Date May be Below Market Interest Rates.
Because interest payable on your Notes accrues at a fixed interest rate, there can be no guarantee that the interest you will receive on one or more Interest Payment Dates will be equal to or greater than the market interest rate on such dates. We have no control over market interest rates or a number of factors that may affect market interest rates, including economic, financial, political and other events that are important in determining the existence, magnitude and longevity of these risks and their results. You should have a view as to the Interest Rate on the Notes and its level relative to market interest rates over the term of the Notes.
Investors Are Subject to Our Credit Risk, and Our Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
Investors are dependent on TD’s ability to pay all amounts due on the Notes on an Optional Redemption Date, Interest Payment Date and the Maturity Date, and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the Notes.
The Notes will be Subject to Risks, Including Conversion in Whole or in Part — by Means of a Transaction or Series of Transactions and in One or More Steps — into Common Shares of TD or Any of its Affiliates, Under Canadian Bank Resolution Powers.
Under Canadian bank resolution powers, the CDIC may, in circumstances where TD has ceased, or is about to cease, to be viable, assume temporary control or ownership of TD and may be granted broad powers by one or more orders of the Governor in Council (Canada), including the power to sell or dispose of all or a part of the assets of TD, and the power to carry out or cause TD to carry out a transaction or a series of transactions the purpose of which is to restructure the business of TD. If the CDIC were to take action under the Canadian bank resolution powers with respect to TD, this could result in holders or beneficial owners of the Notes being exposed to losses and conversion of the Notes in whole or in part — by means of a transaction or series of transactions and in one or more steps — into common shares of TD or any of its affiliates.
As a result, you should consider the risk that you may lose all or part of your investment, including the Principal Amount plus any accrued interest, if the CDIC were to take action under the Canadian bank resolution powers, including the bail-in regime, and that any remaining outstanding Notes, or common shares of TD or any of its affiliates into which the Notes are converted, may be of little value at the time of a bail-in conversion and thereafter. See “Description of the Debt Securities―Special Provisions Related to Bail-inable Debt Securities”, “Canadian Bank Resolution Powers” and “Risk Factors—Risks Related to the Bank’s Bail-inable Debt Securities” in the accompanying prospectus for a description of provisions and risks applicable to the Notes as a result of Canadian bail-in powers.
The Notes Are Subject to Early Redemption at TD's Option.
TD has the option to redeem the Notes on any Optional Redemption Date as set forth above. It is more likely that we will redeem the Notes prior to the Maturity Date in the event that the interest payable on the Notes is greater than the interest that would be payable on our other instruments of a comparable maturity, terms and credit rating trading in the market. If the Notes are redeemed prior to the Maturity Date, you may have to re-invest the proceeds in a lower rate environment.
An Investment in the Notes May Be More Risky Than an Investment in Notes With a Shorter Term.
The Notes will mature on the Maturity Date, subject to our right to redeem the Notes beginning on the first Optional Redemption Date. By purchasing Notes with a longer term, you will bear greater exposure to fluctuations in interest rates than if you purchased a note with a shorter term. In particular, you may be negatively affected if interest rates begin to rise, because investors have neither the right to redeem the Notes early nor the right to cause TD to redeem the Notes early and the Interest Rate on the Notes may be less than the interest you could earn on other investments with a similar level of risk available at such time. In addition, if you tried to sell your Notes at such time, the value of your Notes in any secondary market transaction would also be adversely affected.
Risks Relating to Valuation and Liquidity
The Underwriting Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be less than the Original Offering Price. The Original Offering Price includes, and any price quoted to you is likely to exclude, the Underwriting Discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.

TD Securities (USA) LLC		Wells Fargo Securities, LLC
P-6

There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network. The Agents and their respective affiliates may make a market for the Notes; however, they are not required to do so. The Agents and their respective affiliates may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial. If you sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the Original Offering Price and, as a result, you may suffer substantial losses.
The Temporary Price at Which the Agents May Initially Buy The Notes in the Secondary Market May Exceed Other Secondary Market Values and, Depending on Your Broker, the Valuation Provided on Your Customer Account Statements May Not Be Indicative of Future Prices of Your Notes.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agents may initially buy or sell the Notes in the secondary market (if the Agents make a market in the Notes, which they are not obligated to do) may, for a temporary period after the Pricing Date of the Notes, exceed the secondary market value of the Notes, as discussed further under “Supplemental Plan of Distribution (Conflicts of Interest).” During this temporary period such prices may, depending on your broker, be greater than the valuation provided on your customer account statements; you should inquire with your broker as to the valuation provided on your customer account statement. The price at which the Agents may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.
Risks Relating to Canadian and U.S. Federal Income Taxation
Significant Aspects of the Tax Treatment of the Notes May Be Uncertain.
The U.S. tax treatment of the Notes may be uncertain. Please read carefully the section entitled “Material U.S. Federal Income Tax Consequences” below. You should consult your tax advisors about your tax situation.
For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion in the prospectus under “Tax Consequences—Canadian Taxation” and the further discussion herein under “Summary”. If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

TD Securities (USA) LLC		Wells Fargo Securities, LLC
P-7

Material U.S. Federal Income Tax Consequences
General The following discussion summarizes certain U.S. federal income tax consequences to U.S. Holders of the purchase, beneficial ownership and disposition of the Notes. This discussion replaces the federal income tax discussions in the prospectus supplement and prospectus. The discussion herein does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).
For purposes of this summary, a “U.S. Holder” is a beneficial owner of a Note that is:
•	an individual who is a citizen or a resident of the U.S., for U.S. federal income tax purposes;
•
a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the U.S. or any State thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
•
a trust if a court within the U.S. is able to exercise primary supervision over its administration, and one or more U.S. persons, for U.S. federal income tax purposes, have the authority to control all of its substantial decisions.

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of a Note that is:
•	a nonresident alien individual for federal income tax purposes;
•	a foreign corporation for federal income tax purposes; or
•	an estate or trust whose income is not subject to federal income tax on a net income basis.
An individual may, subject to certain exceptions, be deemed to be a resident of the U.S. for U.S. federal income tax purposes by reason of being present in the U.S. for 31 days or more in the calendar year and for an aggregate of 183 days or more during a three year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one third of the days present in the immediately preceding year, and one sixth of the days present in the second preceding year).
This summary is based on interpretations of the Code, regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any such change may be applied retroactively and may materially and adversely affect the U.S. federal income tax consequences described herein. In addition, this summary addresses only holders that purchase Notes at initial issuance at the Original Issue Price for U.S. federal income tax purposes, which is the first price at which a substantial amount of the Notes is sold to the public, and own Notes as capital assets and not as part of a “straddle,” “hedge,” “synthetic security,” or a “conversion transaction” for U.S. federal income tax purposes or as part of some other integrated investment. If you purchase the Notes at other than initial issuance at the Original Issue Price, you should consult your tax advisor concerning the tax consequences of your ownership of the Notes.
This summary does not discuss all of the tax consequences (such as any alternative minimum tax consequences) that may be relevant to particular investors or to investors subject to special treatment under the U.S. federal income tax laws (such as banks, thrifts or other financial institutions; insurance companies; securities dealers or brokers, or traders in securities electing mark-to-market treatment; regulated investment companies or real estate investment trusts; small business investment companies; S corporations; partnerships; or investors that hold their Notes through a partnership or other entity treated as a partnership for U.S. federal income tax purposes; holders whose functional currency is not the U.S. dollar; certain former citizens or residents of the U.S.; retirement plans or other tax-exempt entities, or persons holding the Notes in tax-deferred or tax-advantaged accounts; persons that purchase or sell the Notes as part of a wash sale for tax purposes; or “controlled foreign corporations” or “passive foreign investment companies” for U.S. federal income tax purposes). This summary also does not address the tax consequences to shareholders, or other equity holders in, or beneficiaries of, a holder, or any state, local or non-U.S. tax consequences of the purchase, ownership or disposition of the Notes. Persons considering the purchase of Notes should consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, beneficial ownership and disposition of Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.
U.S. Federal Income Tax Treatment of the Notes
While there is no authority that specifically addresses the U.S. federal income tax treatment of bail-inable debt securities such as the Notes, the Notes should be treated as indebtedness for U.S. federal income tax purposes, and the balance of this summary assumes that such Notes are treated as indebtedness for U.S. federal income tax purposes. However, the U.S. Internal Revenue Service (the “IRS”) could assert that the Notes should be treated as equity for U.S. federal income tax purposes. Nevertheless, treatment of the Notes as equity for U.S. federal income tax purposes should not result in inclusions of income with respect to the Notes that are materially different from those if the Notes are treated as indebtedness. If the Notes were treated as equity, it is unlikely that interest payments on the Notes that are treated as dividends for U.S. federal income tax purposes would be treated as “qualified dividend income” for U.S. federal income tax purposes and, if such dividends were not treated as qualified dividend income, amounts treated as dividends would be taxed at ordinary income tax rates. You should consult with your tax advisors regarding the appropriate characterization of bail-inable debt securities for U.S. federal income tax purposes, and the U.S. federal income and other tax consequences of any bail-in conversion.

TD Securities (USA) LLC		Wells Fargo Securities, LLC
P-8

The Notes should be treated as indebtedness for U.S. federal income tax purposes as discussed above, with interest payments on the Notes taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s normal method of accounting for tax purposes. By purchasing the Notes, you agree to treat the Notes consistent with our treatment for all U.S. federal income tax purposes. We do not plan to request a ruling from the IRS regarding the tax treatment of the Notes, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. We urge you to consult your tax advisors as to the tax consequences of your investment in the Notes.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that the Notes should be treated in the manner described above. However, the U.S. federal income tax treatment of the Notes is uncertain.
Sale, Exchange, Early Redemption or Maturity of the Notes
Upon the disposition of a Note by sale, exchange, early redemption, maturity or other taxable disposition, a U.S. Holder should generally recognize taxable gain or loss equal to the difference between (1) the amount realized on such taxable disposition (other than amounts attributable to accrued but untaxed interest) and (2) the U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note generally will equal the U.S. Holder’s cost of the Note. Because the Note is held as a “capital asset”, as defined in Section 1221 of the Code, such gain or loss will generally constitute capital gain or loss. Capital gain of a non-corporate U.S. Holder is generally taxed at preferential rates where the holder has a holding period of greater than one year. The deductibility of a capital loss realized on the taxable disposition of a Note is subject to limitations.
Medicare Tax on Net Investment Income
U.S. Holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. Holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets
Certain U.S. Holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. U.S. Holders are urged to consult their tax advisors as to the application of this reporting obligation to their ownership of the Notes.
Tax Treatment of Non-U.S. Holders
In general and subject to the discussion below, payments on the Notes to a Non-U.S. Holder and gain realized on the sale, exchange, early redemption, maturity or other taxable disposition of the Notes by a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax, unless (1) such income is effectively connected with a trade or business conducted by such Non-U.S. Holder in the U.S., (2) in the case of gain, such Non-U.S. Holder is a nonresident alien individual who holds the Notes as a capital asset and is present in the U.S. for 183 days or more in the taxable year of the sale and certain other conditions are satisfied, (3) such Non-U.S. Holder fails to provide the relevant correct, complete and executed IRS Form W-8 or (4) such Non-U.S. Holder has certain other present or former connections with the U.S.
Backup Withholding and Information Reporting
Interest paid on, and the proceeds received from a sale, exchange, early redemption, maturity or other taxable disposition of Notes held by a U.S. Holder will be subject to information reporting unless the U.S. Holder is an “exempt recipient” and may also be subject to backup withholding if the holder fails to provide certain identifying information (such as an accurate taxpayer number) or meet certain other conditions. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.
Payments of principal and interest on, and proceeds from the taxable disposition of, Notes held by a Non-U.S. Holder to or through certain brokers may be subject to a backup withholding tax on “reportable payments” unless, in general, such Non-U.S. Holder complies with certain procedures or is an exempt recipient. Any such amounts so withheld from distributions on the Notes generally will be refunded by the IRS or allowed as a credit against such Non-U.S. Holder’s federal income tax, provided such Non-U.S. Holder makes a timely filing of an appropriate tax return or refund claim. Reports will be made to the IRS and to holders that are not excepted from the reporting requirements.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders
A Note may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the Note at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the U.S. includes only property situated in the U.S. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Notes at death.
Both U.S. and Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of TD).

TD Securities (USA) LLC		Wells Fargo Securities, LLC
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Supplemental Plan of Distribution (Conflicts of Interest)
The Original Offering Price is $1,000 per Note; provided that the Original Offering Price for an eligible institutional investor and an investor purchasing the Notes in a fee-based advisory account varied based on then-current market conditions and the negotiated price determined at the time of each sale. The Original Offering Price for such investors was not less than $991.40 per Note and was not more than $1,000 per Note. The Original Offering Price for such investors reflects a foregone selling concession with respect to such sales as described in the next paragraph.
We have appointed TDS, an affiliate of TD, and Wells Fargo Securities, as the Agents for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS will purchase the Notes from TD at the Original Offering Price less an Underwriting Discount of up to the Underwriting Discount set forth on the cover page of this pricing supplement and will allow a portion of that amount to Wells Fargo Securities. The per Note Underwriting Discount in the table on the cover hereof represents the average Underwriting Discount payable per Note, and the total Underwriting Discount in the table on the cover hereof gives effect to the actual proceeds to TD. The Agents may resell the Notes to other securities dealers at the Original Offering Price of $1,000 per Note less a concession not in excess of the amount specified on the cover hereof, depending on market conditions that are relevant to the value of the Notes at the time an order to purchase the Notes is submitted to the Agent. Such securities dealers may include Wells Fargo Advisors (the trade name of the retail brokerage business of Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), an affiliate of Wells Fargo Securities. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agents may initially buy or sell the Notes in the secondary market, if any, may, for a temporary period expected to be approximately 18 months after the Issue Date, exceed the secondary market value of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. This discretionary election and the temporary reimbursement period are determined on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
Conflicts of Interest. TDS is an affiliate of TD and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the Notes will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TDS nor any other affiliated agent of ours is permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We, TDS, another of our affiliates or third parties may use this pricing supplement in the initial sale of the Notes. In addition, we, TDS, another of our affiliates or third parties may use this pricing supplement in a market-making transaction in the Notes after their initial sale. If a purchaser buys the Notes from us, TDS, another of our affiliates or third parties, this pricing supplement is being used in a market-making transaction unless we, TDS, another of our affiliates or third parties informs such purchaser otherwise in the confirmation of sale.
Selling Restrictions
Argentina. The Notes are not and will not be marketed in Argentina by means of a public offering, as such term is defined under Section 2 of Law Number 26,831, as amended. No application has been or will be made with the Argentine Comisión Nacional de Valores, the Argentine securities governmental authority, to offer the Notes in Argentina. The contents of this document have not been reviewed by the Argentine Comisión Nacional de Valores.
Brazil. The Notes have not been and will not be issued nor publicly placed, distributed, offered or negotiated in the Brazilian capital markets and, as a result, have not been and will not be registered with the Comissão de Valores Mobiliáros (“CVM”). Any public offering or distribution, as defined under Brazilian laws and regulations, of the Notes in Brazil is not legal without prior registration under Law 6,385/76, and CVM applicable regulation. Documents relating to the offering of the Notes, as well as information contained therein, may not be supplied to the public in Brazil (as the offering of the Notes is not a public offering of Notes in Brazil), nor be used in connection with any offer for subscription or sale of the Notes to the public in Brazil. Persons wishing to offer or acquire the Notes within Brazil should consult with their own counsel as to the applicability of registration requirements or any exemption therefrom.
Chile. Neither the issuer nor the Notes have been registered with the Comisión Para el Mercado Financiero pursuant to Law No. 18.045, the Ley de Mercado de Valores and regulations thereunder, so they cannot be publicly offered in Chile. This pricing supplement does not constitute an offer of, or an invitation to subscribe for or purchase, the Notes in the republic of Chile, other than to individually identified buyers pursuant to a private offering within the meaning of Article 4 of the Ley de Mercado de Valores (an offer that is not addressed to the public at large or to a certain sector or specific group of the public).
China. This document does not constitute an offer to sell or the solicitation of an offer to buy any Notes in the People’s Republic of China (excluding Hong Kong, Macau and Taiwan, the “PRC”) to any person to whom it is unlawful to make the offer or solicitation in the PRC. TD does not represent that this document may be lawfully distributed, or that any Notes may be lawfully offered, in compliance with any applicable registration or other requirements in the PRC, or pursuant to an exemption available thereunder, or assume any responsibility for facilitating any such distribution or offering. Neither this document nor any advertisement or other offering material may be distributed or published in the PRC, except under circumstances that will result in compliance with any applicable laws and regulations.

TD Securities (USA) LLC		Wells Fargo Securities, LLC
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Mexico. The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement along with the accompanying prospectus supplement and accompanying prospectus may not be publicly distributed in Mexico. The Notes may only be offered in a private offering pursuant to Article 8 of the Securities Market Law.
Paraguay. The sale of the Notes qualifies as a private placement pursuant to Law No. 5810/17 “Stock Market”. The Notes must not be offered or sold to the public in Paraguay, except under circumstances which do not constitute a public offering in accordance with Paraguayan regulations. The Notes are not and will not be registered before the Paraguayan securities supervisory body Comisión Nacional de Valores (“CNV”) the Paraguayan private stock exchange Bolsa de Valores y Productos de Asunción (“BVPASA”). The issuer is also not registered before the CNV or the BVPASA.
In no case may securities not registered before the CNV be offered to the general public via mass media such as press, radio, television, or internet when such media are publicly accessible in the Republic of Paraguay, regardless of the location from where they are issued.
The privately placed Notes are not registered with the National Securities Commission, and therefore do not have tax benefits and are not negotiable through the BVPASA. Privately placed securities may have less liquidity, making it difficult to sell such securities in the secondary market, which could also affect the sale price. Private securities of issuers not registered before the CNV may not have periodic financial information or audited financial statements, which could generate greater risk to the investor due to the asymmetry of information. It is the responsibility of the investor to ascertain and assess the risk assumed in the acquisition of the Note.
Peru. The Notes have not been and will not be registered with the Capital Markets Public Registry of the Capital Markets Superintendence (“SMV”) nor the Lima Stock Exchange Registry (“RBVL”) for their public offering in Peru under the Peruvian Capital Markets Law (Law No. 861/ Supreme Decree No. 093-2002) and the decrees and regulations thereunder. Consequently, the Notes may not be offered or sold, directly or indirectly, nor may this pricing supplement or any other offering material relating to the Notes be distributed or caused to be distributed in Peru to the general public. The Notes may only be offered in a private offering under Peruvian regulation and without using mass marketing, which is defined as a marketing strategy utilizing mass distribution and mass media to offer, negotiate or distribute notes to the whole market. Mass media includes newspapers, magazines, radio, television, mail, meetings, social networks, Internet servers located in Peru, and other media or technology platforms.
Taiwan. The Notes may be made available outside Taiwan for purchase by Taiwan residents outside Taiwan but may not be offered or sold in Taiwan.
Uruguay. The sale of the Notes qualifies as a private placement pursuant to section 2 of Uruguayan law 18,627. The Notes must not be offered or sold to the public in Uruguay, except in circumstances which do not constitute a public S-31 offering or distribution under Uruguayan laws and regulations. The Notes are not and will not be registered with the Financial Services Superintendency of the Central Bank of Uruguay.
Prohibition of Sales to European Economic Area Retail Investors
The Notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For the purposes of this provision:
(a)	the expression “retail investor” means a person who is one (or more) of the following:
(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or
(ii)
a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Regulation (3)(e) (EU) 2017/1129 (as amended, the “Prospectus Regulation”); and
(b)
the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes so as to enable an investor to decide to purchase or subscribe for the Notes.

Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Prohibition of Sales to United Kingdom Retail Investors
The Notes may not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For the purposes of this provision:
(a)	the expression “retail investor” means a person who is one (or more) of the following:
(i)
a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”) and the regulations made under the EUWA, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403) (as may be amended or superseded from time to time); or

(ii)
a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended) (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of United Kingdom domestic law by virtue of the EUWA and the regulations made under the EUWA, subject to amendments made by the Markets

TD Securities (USA) LLC		Wells Fargo Securities, LLC
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in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403) (as may be amended or superseded from time to time); or
(iii)
not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA, subject to amendments made by the Prospectus (Amendment etc.) (EU Exit) Regulations 2019 (SI 2019/1234) (as may be amended or superseded from time to time) ; and

(b)
the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes so as to enable an investor to decide to purchase or subscribe for the Notes.

Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA, subject to amendments made by the Packaged Retail and Insurance-based Investment Products (Amendment) (EU Exit) Regulations 2019 (SI 2019/403) (as may be amended or superseded from time to time, the “UK PRIIPs Regulation”) for offering or selling any Notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling any Notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

TD Securities (USA) LLC		Wells Fargo Securities, LLC
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Validity of the Notes
In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special products counsel to TD, when the Notes offered by this pricing supplement have been executed and issued by TD and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of TD, enforceable against TD in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by McCarthy Tétrault LLP, Canadian legal counsel for TD, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated March 4, 2022 filed as an exhibit to the current report on Form 6-K on March 4, 2022.
In the opinion of McCarthy Tétrault LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action on the part of TD, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes, the Notes will have been validly executed and issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, will be valid obligations of TD, subject to the following limitations: (i) the enforceability of the indenture is subject to bankruptcy, insolvency, reorganization, arrangement, winding up, moratorium and other similar laws of general application limiting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of a court; (iii) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to: (i) the assumption that the senior indenture has been duly authorized, executed and delivered by, and constitutes a valid and legally binding obligation of, the trustee, enforceable against the trustee in accordance with its terms; and (ii) customary assumptions about the genuineness of signatures and certain factual matters all as stated in the letter of such counsel dated February 4, 2022, which has been filed as Exhibit 5.2 to the registration statement on Form F-3 filed by TD on February 4, 2022.

TD Securities (USA) LLC		Wells Fargo Securities, LLC
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